Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Moving iMage Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2019 Omnibus Incentive Plan	Rules 457(c) and 457(h)	750,000	(2)	$1.17	$877,500.00	$0.0000927	$81.34
Total Offering Amounts			750,000			$877,500.00		$81.34
Total Fees Previously Paid								-
Total Fee Offsets(4)								-
Net Fee Due								$81.34

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the Moving iMage Technologies, Inc. 2019 Omnibus Incentive Plan, as amended (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents an additional 750,000 shares of Common Stock available for issuance (or that may become available for issuance) under the 2019 Plan pursuant to its terms.

(3)	This estimate is made pursuant to Rules 457(c) and 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $1.17 which is the average of the high and low prices for the Registrant’s Common Stock as reported on the NYSE American on August 9, 2022.

(4)	The Registrant does not have any fee offsets.